NEWS RELEASE
For Immediate Release:
July 10, 2025

Sterling Announces Appointment of B. Andrew Rose and David Schulz to its Board of Directors

THE WOODLANDS, TX – July 10, 2025 – Sterling Infrastructure, Inc. (NasdaqGS: STRL) ("Sterling" or "the Company") today announced the appointment of B. Andrew (Andy) Rose and David (Dave) Schulz to its Board of Directors, effective July 10, 2025. Mr. Rose was appointed to the Compensation and Talent Development Committee, and the Corporate Governance and Nominating Committee, and Mr. Schulz was appointed to the Compensation and Talent Development Committee, and the Audit Committee.
Andy Rose is a former CEO of a public company and has over 30 years of experience in finance, private equity, and industrial manufacturing and distribution. Most recently, he was President and CEO of Worthington Enterprises, a publicly traded manufacturer of consumer and building products. During his tenure, he served in key executive roles including Chief Financial Officer and President. Prior to Worthington, Mr. Rose held leadership roles in private equity as co-founder at Peachtree Equity Partners and as a senior investment professional at MCG Capital. He began his career in finance with positions at Wachovia Capital Associates and J.P. Morgan & Co. Mr. Rose holds a Master of Business Administration from Duke University and a Bachelor of Arts in Business Administration from the University of North Carolina.
Dave Schulz is a highly experienced executive with over 25 years of leadership experience in finance and operations. He currently serves as Executive Vice President and Chief Financial Officer at Wesco International, a publicly traded Fortune 500 company that provides business-to-business distribution, logistics services and supply chain solutions to the electrical, data communications and utility industries. Prior to joining Wesco, Mr. Schulz held senior finance and operations roles at Armstrong World Industries, Procter & Gamble, and The J.M. Smucker Company. Mr. Schulz began his career as an officer in the United States Marine Corps. Mr. Schulz holds a Bachelors of Science in Finance from Villanova University and a Master of Science in Management from the U.S. Naval Postgraduate School.
CEO and Chairman Remarks
Joe Cutillo, Sterling’s CEO, commented, “The Sterling Board and management team are pleased to welcome Andy and Dave to our organization. Their proven leadership and financial expertise - shaped by their diverse experience across public and private companies - bring meaningful strategic value to our organization. We look forward to working with them and drawing on their insight and experience as we advance and continue to grow.”
Roger Cregg, Chairman of Sterling's Board of Directors, added, "Andy and Dave bring a powerful combination of operational excellence, deep financial expertise, and a proven track record of leading organizations through transformation and growth. Their leadership and strategic insight will further strengthen our Board’s governance and position us to guide the company confidently as it continues to grow and evolve."

About Sterling
Sterling operates through a variety of subsidiaries within three segments specializing in E-Infrastructure, Transportation and Building Solutions in the United States, primarily across the Southern, Northeastern, Mid-Atlantic and Rocky Mountain regions and the Pacific Islands. E-Infrastructure Solutions provides advanced, large-scale site development services for manufacturing, data centers, distribution centers, warehousing, power generation and more. Transportation Solutions includes infrastructure and rehabilitation projects for highways, roads, bridges, airports, ports, rail and storm drainage systems. Building Solutions includes residential and commercial concrete foundations for single-family and multi-family homes, parking structures, elevated slabs, other concrete work, plumbing services, and surveys for new single-family residential builds. From strategy to operations, we are committed to sustainability by operating responsibly to safeguard and improve society’s quality of life. Caring for our people and our communities, our customers and our investors – that is The Sterling Way.
Joe Cutillo, CEO, “We build and service the infrastructure that enables our economy to run, our people to move and our country to grow.”

Sterling Infrastructure Contact
Noelle Dilts, VP of Investor Relations and Corporate Strategy
281-214-0795
noelle.dilts@strlco.com